Exhibit 16.1

August 15, 2022

Securities and Exchange Commission 100 F Street, NE

Washington, DC 20549

Dear Ladies and Gentlemen:

We are the former independent registered public accounting firm for Heritage Global Inc. (the “Company”). We have read the Company’s disclosure set forth in Item 4.01 “Changes in Registrant’s Certifying Accountant” of the Company’s Current Report on Form 8-K dated August 15, 2022 (the “Current Report”) and are in agreement with the disclosure in the Current Report, insofar as it pertains to our firm.

Sincerely,

/s/ Baker Tilly US, LLP